EXHIBIT 10.1

STATE OF NORTH CAROLINA

AGREEMENT

COUNTY OF MECKLENBURG

     THIS AGREEMENT (this “Agreement”) is entered into as of June 15, 2005 by and between LANCE, INC., a North Carolina corporation (the “Company”), and PAUL A. STROUP, III (“Stroup”).

STATEMENT OF PURPOSE

     Stroup has been employed by the Company for 31 years in various positions. On November 7, 1997, the Company and Stroup entered into an Executive Severance Agreement, which has been amended by Amendments dated July 26, 2001 and October 21, 2004 (as amended, the “Severance Agreement”), whereby the Company provided Stroup with certain benefits. At the time the Severance Agreement was executed, Stroup held the titles of Chairman of the Board, President and Chief Executive Officer of the Company, was a member of the Company’s Board of Directors and held various other positions with the Company and its Affiliates.

     The Company recognizes Stroup’s dedication to the Company and has expressed its gratitude for his long and effective service to the Company

     As part of a change in the overall strategic direction of the Company, on May 11, 2005, the Board of Directors of the Company removed Stroup from the positions of Chairman of the Board, President and Chief Executive Officer. Since that date, the Company and Stroup have entered into negotiations with a view toward resolving all issues relating to Stroup’s employment with the Company and the termination of that employment.

     As a result of these negotiations, Stroup and the Company have agreed that Stroup and the Company will terminate their relationship on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the Statement of Purpose and the terms and provisions of this Agreement, the parties hereto mutually agree as follows:

     1.     Definitions. Capitalized terms used in this Agreement that are not expressly defined herein but are defined in the Severance Agreement have the respective meanings given those terms in the Severance Agreement. In addition, as used herein, the following terms shall have the following meanings:

(a)	“Affiliate” with reference to the Company means any Person that directly or indirectly is controlled by, or is under common control with, the Company, including each subsidiary of the Company. For purposes of this definition the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)	“Person” means any individual, corporation, association, partnership, business trust, joint stock company, limited liability company, foundation, trust, estate or other entity or organization of whatever nature.

(c)	“Effective Date” with reference to this Agreement means the eighth (8th) day following the execution of this Agreement, if not a Saturday, Sunday or legal holiday, and if such day is a Saturday, Sunday or legal holiday, then the first business day following such eighth (8th) day.

     2.      Termination of Employment; Resignation from Offices. The Company does hereby terminate Stroup’s employment Without Cause, with said termination to be effective as of June 8, 2005 (the “Termination Date”). Stroup has remained on the payroll through June 8, 2005 and was considered during the period May 11, 2005 to June 8, 2005 as being on vacation. As requested by the Company, Stroup hereby resigns from all offices, directorships, committees and positions he holds with the Company and its Affiliates, including but not limited to, Chairman of the Board, President and Chief Executive Officer of the Company and a member of the Company’s Board of Directors, with said resignation to be effective as of May 11, 2005. If requested by the Company, Stroup will execute any additional resignation letters, forms or other documents that acknowledge his resignation from such employment, positions, committees and offices.

     3.     Payments by the Company. The Company agrees to pay or provide Stroup with the following:

(a)	Compensation and benefits to which Stroup is otherwise entitled as an employee of the Company at Stroup’s current rate and status through June 8, 2005 in accordance with the Company’s generally applicable policies and procedures (payment for the period May 11, 2005 through June 8, 2005 shall be treated as vacation pay and shall exhaust Stroup’s accrued vacation entitlement);

(b)	Except as expressly modified by this Paragraph 3, compensation and benefits to which Stroup is otherwise entitled under the Severance Agreement in accordance with the terms of the Severance Agreement. For purposes hereof, the Company acknowledges and agrees that Stroup shall be considered to have been involuntarily terminated Without Cause prior to a Change in Control or Executive’s Retirement Date, and Stroup shall be due, except as expressly modified by this Paragraph 3, all payments and benefits set forth in Paragraph 5 of the Severance Agreement. The parties agree that Stroup will be paid $1,488,375 under Paragraph 5(a) of the Severance Agreement, that Stroup has elected to receive the present value of the payments provided pursuant to Paragraph 5(b) of the Severance Agreement in the form of a single cash payment calculated in accordance with Paragraph 3(d) of the Severance Agreement in the amount of

$1,293,298, that the payments described in Paragraph 3(a) hereof satisfy the obligations described in Paragraph 5(c) of the Severance Agreement and that Stroup agrees to accept in full satisfaction of the Company’s obligations under Paragraph 5(d) of the Severance Agreement a single cash payment in the amount of $115,830. While it is not obligated to make any payment under Paragraph 5(d) of the Severance Agreement at this time, the Company agrees to pay Stroup $115,830 within thirty (30) days after the Effective Date;

(c)	Possession of the Company automobile used by Stroup in connection with his employment together with insurance coverage on said automobile through the date of conveyance and conveyance of title to said automobile promptly following the Effective Date of this Agreement in accordance with Paragraph 5(e) of the Severance Agreement;

(d)	In lieu of the cash payment described in Paragraph 5(f) of the Severance Agreement, the Company will make a single cash payment in the amount of $226,171, which the parties agree represents the Value of Stroup’s unvested stock options, and will extend the time for the exercise of his vested stock options as provided in Paragraph 7 below;

(e)	Coverage under the Company’s Group Medical Benefits Plan in accordance with Paragraph 5(g) of the Severance Agreement (including the right to elect optional coverages at his expense) until the earlier of (a) the date Stroup becomes eligible for comparable coverage under another employer’s plan (the determination of whether the coverage is “comparable” shall be made by Stroup in his sole discretion), (b) his death or (c) July 12, 2011;

(f)	Stroup has participated in various Company sponsored benefit plans including the Deferred Compensation, Profit-Sharing Retirement, 401(k), Employee Stock Purchase and Incentive Equity plans. All of Stroup’s vested interests in any benefit plan in which he had vested interests as of the Termination Date shall be paid when and as provided in, and otherwise subject to, the terms, provisions and conditions of the applicable plans, and nothing in this Agreement shall modify or override the terms, provisions or conditions of those plans;

(g)	In lieu of the benefits to be provided in Paragraphs 5(h) and (k) of the Severance Agreement, the Company agrees to pay, and Stroup agrees to accept, the agreed cash value of the outplacement benefits in the amount of $69,451 plus reimbursement of expenses, subject to a ceiling amount of $5,000, incurred by Stroup for legal services in connection with the termination of his employment.

     4.     Termination of the Compensation and Benefits Assurance Agreement and All Other Benefits Not Specified in this Agreement. On November 7, 1997, Stroup and the

Company entered into a Compensation and Benefits Assurance Agreement that was intended to provide Stroup with certain compensation and benefits in the event of the termination of his employment under certain specified circumstances in connection with a Change in Control, as defined in the Compensation and Benefits Assurance Agreement. It is agreed that this Agreement is not being entered into in connection with a Change in Control, that Stroup is not entitled to receive any compensation or benefits under the Compensation and Benefits Assurance Agreement, that the Compensation and Benefits Assurance Agreement is hereby terminated and that neither party has any further rights and obligations thereunder. The Company and Stroup acknowledge and agree that all other benefits and perquisites related to or resulting from Stroup’s employment and positions with the Company and its Affiliates, which are not described and provided for in this Agreement, terminate on the Effective Date, and that the Company has no further obligations with respect thereto.

     5.     Confidential Information and Company Property. Stroup acknowledges that by reason of Stroup’s employment by the Company, Stroup has had access to certain Company “Trade Secrets” (as defined in the North Carolina Trade Secrets Protection Act, N.C.G.S. §66-152) and confidential product formulations (collectively “Confidential Information”). Stroup agrees that he shall not directly or indirectly use, reveal, disclose or remove from the Company’s premises Confidential Information or material containing Confidential Information, without the prior written consent of the Company. In addition, Stroup represents that except for the computer used by Stroup during his employment which the Company has transferred to him and any gifts from the Company received during his employment, he has returned to the Company all property of the Company which was in his possession. The Company is not currently aware of any property belonging to the Company which he has not returned.

     6.     Employment Taxes and Withholdings. Stroup acknowledges and agrees that the Company shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, required to be so deducted or withheld under applicable law.

     7.     Extension of Stock Options. Notwithstanding any provisions to the contrary in any Nonqualified Stock Option Agreement between the Company and Stroup, Stroup shall be permitted to exercise, at any time between June 8, 2005 and the close of business on June 8, 2007, any stock option which became exercisable prior to June 8, 2005. Any sales of the Company’s Common Stock pursuant to the exercise of the options, which occurs on or before December 31, 2005, shall be conducted in accordance with the Company’s Insider Trading Policy.

     8.     Confidentiality of this Agreement; Employment Reference. Stroup shall not at any time, directly or indirectly, discuss with or disclose to anyone (other than to members of his immediate family, his attorney, certain personal advisors with whom he consulted prior to the Effective Date, his tax advisors and the appropriate taxing authorities or as otherwise required by law, hereinafter “Qualified Persons”) the terms of this Agreement, including the amounts payable hereunder. Stroup agrees that he will generally avoid discussions with anyone other than Qualified Persons about the circumstances surrounding the termination of his employment, but the parties acknowledge that Stroup is free to discuss all aspects of his employment, including the termination of his employment, with prospective employers and others who may assist him in locating other suitable employment. Stroup further agrees that for a period of two years from the Effective Date, he will refrain from making derogatory comments about the Company or its agents or affiliates to the Company’s customers, suppliers or employees. The Company agrees that for a period of two years from the Effective Date, the Company and its officers will likewise refrain from making derogatory comments about Stroup to the Company’s customers, suppliers or employees. The Company further agrees that if any person makes inquiry concerning Stroup, the Company will advise such person only as to the dates of Stroup’s employment with the Company and the positions held. Both Stroup and the Company have the right to respond truthfully to public statements or publicly reported statements about either of them.

     9.     Release of the Company. Stroup, on behalf of himself and his heirs, personal representatives, successors and assigns, hereby releases and forever discharges the Company and its Affiliates, and each and every one of their respective present and former shareholders, directors, officers, employees and agents, and each of their respective successors and assigns, from and against any and all claims, demands, actions, causes of action, damages, costs and expenses, including without limitation all “Employment-Related Claims,” which Stroup now has or may have by reason of any thing occurring, done or omitted to be done to the date of this Agreement; provided, however, this release shall not apply to any claims that Stroup may have for the payments or benefits expressly provided for Stroup or otherwise specifically referred to in this Agreement. For purposes of this Agreement, “Employment-Related Claims” means all rights and claims Stroup has or may have:

(i)	related to his employment by or status as an employee of the Company or any of its Affiliates or the termination of that employment or status or to any employment practices and policies of the Company, or its Affiliates; or

(ii)	under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”).

     10.     Special ADEA Waiver Acknowledgements. STROUP ACKNOWLEDGES AND AGREES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING RIGHTS AND CLAIMS ARISING UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED (“ADEA”). STROUP FURTHER ACKNOWLEDGES AND AGREES THAT:

(a)	THIS AGREEMENT DOES NOT RELEASE, WAIVE OR DISCHARGE ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE DATE OF THIS AGREEMENT;

(b)	HE IS ENTERING INTO THIS AGREEMENT AND RELEASING, WAIVING AND DISCHARGING RIGHTS OR CLAIMS ONLY IN EXCHANGE FOR CONSIDERATION THAT HE IS NOT ALREADY ENTITLED TO RECEIVE;

(c)	HE HAS BEEN ADVISED, AND IS BEING ADVISED IN THIS AGREEMENT, TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS AGREEMENT;

(d)	HE HAS BEEN ADVISED, AND IS BEING ADVISED IN THIS AGREEMENT, THAT HE HAS UP TO TWENTY-ONE DAYS (21) DAYS WITHIN WHICH TO CONSIDER THIS AGREEMENT AND THAT IF HE EXECUTES THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE TWENTY-ONE (21) DAY PERIOD, THEN HE EXPRESSLY WAIVES HIS RIGHTS WITH RESPECT TO THE REMAINING TIME, AND THAT THE AGREEMENT WILL BECOME EFFECTIVE THE EIGHTH DAY AFTER HE SIGNS IT AS REFERENCED IN PARAGRAPH 10(e) BELOW; AND

(e)	HE IS AWARE THAT HE MAY REVOKE THIS AGREEMENT AT ANY TIME WITHIN SEVEN (7) DAYS AFTER THE DAY HE SIGNS THIS AGREEMENT AND THAT THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EIGHTH DAY AFTER THE DATE THIS AGREEMENT IS SIGNED, ON WHICH DAY, THE EFFECTIVE DATE, THIS AGREEMENT WILL AUTOMATICALLY BECOME EFFECTIVE UNLESS PREVIOUSLY REVOKED WITHIN THAT SEVEN-DAY PERIOD. HE IS ALSO AWARE THAT TO AFFECT A REVOCATION, HE MAY, WITHIN THE SEVEN-DAY PERIOD DELIVER (OR CAUSE TO BE DELIVERED) TO THE PRINCIPAL OFFICE OF THE COMPANY NOTICE OF HIS REVOCATION OF THIS AGREEMENT NO LATER THAN 5:00 P.M. EASTERN TIME ON THE SEVENTH (7TH) DAY FOLLOWING HIS EXECUTION OF THIS AGREEMENT.

     11.     Applicable Law. This Agreement is made and executed with the intention that the construction, interpretation and validity hereof shall be determined in accordance with and governed by the laws of the State of North Carolina.

     12.     Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Stroup, his heirs, executors and administrators.

     13.     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and Stroup has hereunto set his hand and seal, all as of the day and year first above written.

[CORPORATE SEAL]	LANCE, INC.
By s/ Earl D. Leake Earl D. Leake Vice President

/s/ Paul A. Stroup, III [SEAL]
Paul A. Stroup, III

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